Exhibit 11.01

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                                      ALBANK FINANCIAL CORPORATION AND SUBSIDIARY
                                                      Form 10-K

                                 Statement regarding Computation of Per Share Earnings

                                                                            Year ended             Year ended
                                                                     December 31, 1996      December 31, 1995

1.  Net income                                                            $ 26,207,145             29,283,191

2.  Weighted average common shares outstanding<F1>                          13,335,015             14,329,642

3.  Weighted average common stock equivalents due
    to the dilutive effect of stock options when utilizing
    the treasury stock method.  Per share market price is based
    on the average per share market price for the period.<F1>                  924,070                782,642
4.  Total weighted average common shares and
    common stock equivalents outstanding for primary
    earnings per share computation<F1>                                      14,259,085             15,112,284

5.  Primary earnings per share<F1>                                        $       1.84                   1.94

6.  Weighted average common shares outstanding<F1>                          13,335,015             14,329,642

7.  Weighted average common stock equivalents due
    to the dilutive effect of  stock options when utilizing
    the treasury stock method.  Per share market price used
    is the greater of  the average market price for the period
    or the end-of-period market price per share.<F1>                           987,151                831,960

8.  Total weighted average common shares and
    dilutive shares outstanding for fully diluted
    earnings per share computation<F1>                                      14,322,166             15,161,602

9.  Fully diluted earnings per share<F1>                                  $       1.83                   1.93


<F1> Adjusted to reflect the 6-for-5 stock dividend paid on April 1, 1996.

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